EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                     WORLDWATER & SOLAR TECHNOLOGIES CORP.


WORLDWATER & SOLAR TECHNOLOGIES CORP. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies that pursuant to the provisions of Sections 141 and 151 of the GCL, the Board of Directors of the Corporation (the "BOARD"), on January 11, 2008, duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to fix and amend by resolution or resolutions the designation of each series of Preferred Stock (the "PREFERRED STOCK"), and the rights, powers, preferences, qualifications, limitations and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the GCL; and

     WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such number and series of Preferred Stock on the terms and with the provisions herein set forth:

1.     Designation,  Number of Shares, Par Value and Ranking.  The shares of the
       -----------------------------------------------------
series of Preferred Stock authorized by this resolution shall be designated as "SERIES F CONVERTIBLE PREFERRED STOCK" ("SERIES F PREFERRED"). The number of shares initially constituting the Series F Preferred shall be twenty thousand (20,000), One Cent ($.01) par value per share. Subject to compliance with applicable protective voting rights granted herein, the Series F Preferred shall, with respect to dividend rights and rights on liquidation, winding up, and dissolution, rank pari passu with all series and classes of the common stock
                      ---- -----
of the Corporation (the "COMMON STOCK") (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent).

2.     Dividend, Liquidation and Other Distribution Rights.  In the event
       ---------------------------------------------------
dividends are paid, distributions in liquidation are made, or any other kind of distribution is made on any shares of Common Stock, whether in cash or property, the Corporation shall make an identical payment or distribution on all outstanding shares of Series F Preferred, as if each share of Series F Preferred constituted one thousand (1,000) shares of Common Stock, or such other number of shares of Common Stock into which such Series F Preferred would then be converted if the Conversion Trigger occurred on such date.

3.     Voting Rights.  The holder of each share of Series F Preferred shall have
       -------------
the right to one vote for each share of Common Stock into which such Series F Preferred would then be converted if the Conversion Trigger occurred on the record date for such vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted, and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series F Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half and greater being rounded upward).

4.     Other Rights.  To the extent any rights of a holder of Common Stock exist
       ------------
which are not governed by Sections 2 and 3 hereof, the holder of each share of Series F Preferred shall have all of the rights of a holder of one thousand (1,000) shares Common Stock or such other number of shares of Common Stock into which such Series F Preferred would then be converted if the Conversion Trigger had occurred on any applicable date.

5.     Conversion.  The Series F Preferred shall be converted as follows (the
       ----------
"CONVERSION"):

(a)     Automatic  Conversion.  Subject to adjustment as provided for in Section
        ---------------------
5(c) hereof, each share of Series F Preferred shall automatically be converted into one thousand (1,000) shares of Common Stock upon the Corporation's filing an Amendment to, or Amended, Certificate of Incorporation authorizing issuance of a sufficient number of shares of Common Stock to allow for such conversion (the "CONVERSION TRIGGER").

(b)     Mechanics of Conversion.  Upon the occurrence of the Conversion Trigger,
        -----------------------
the Corporation shall give written notice of its occurrence to each holder of Series F Preferred (the "CONVERSION NOTICE"). The Series F Preferred shall be automatically converted as of the Conversion Trigger and each holder of Series F Preferred shall be deemed to be the holder of the Common Stock into which the Series F Preferred is convertible. Upon receipt of the Conversion Notice, the holders of the Series F Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series F Preferred. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series F Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

(c)     Conversion  Adjustments  of  Preferred  Stock  for  Certain  Dilutive
        ---------------------------------------------------------------------
Issuances,  Splits  and  Combinations.  The  number  of  shares  of Common Stock
-------------------------------------
issuable upon conversion of the Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     Stock  Splits,  Recapitalizations, Subdivisions and Combination.  If, at
        ---------------------------------------------------------------
any time or from time to time, there shall be a stock split, recapitalization, a subdivision, combination or merger or sale of assets transaction, or a distribution of Common Stock or other property, in which for any reason the Series F Preferred did not participate (an "ADJUSTMENT EVENT") the holders of the Series F Preferred shall thereafter be entitled to receive, upon conversion of the Series F Preferred, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Adjustment Event.

(ii)     Other Events.  If any event occurs of the type contemplated by this
         ------------
Section 4(c) but not expressly provided for herein, then the Corporation's Board of Directors will make an appropriate adjustment in the number of shares of Common Stock or other rights to be issued to the holder of the Series F Preferred upon conversion so as to protect the right of such holders.

(iii)     Notices.  In case of (a) the adjustment or readjustment of the number
          -------
of shares into which the Series F Preferred shall be converted, the Corporation shall compute such adjustment or readjustment and shall prepare a certificate showing such adjustment and (b) the establishment of a record date for any action of, or the granting of any rights to, holders of Common Stock, then in each case the Corporation shall mail such certificate to each holder of Series F Preferred within ten (10) days after such Adjustment Event.

6.     Headings.  The  headings  of  the various Sections and subsections hereof
       --------
are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

7.     Protective Provisions.  So long as any shares of Series F Preferred are
       ---------------------
outstanding, the Corporation, without first obtaining approval of the holders of a majority of the Series F Preferred, cannot (i) alter or change the rights, preferences or privileges of the Series F Preferred so as to materially and adversely affect such Series F Preferred, or (ii) enter into any transaction, including a reorganization or merger, which would materially and adversely affect the rights of the holders of the Series F Preferred to convert into Common Stock maintaining the same rights as if such holders were at all times the holders of Common Stock.

8.     No Reissuance of Series F Preferred.  No share or shares of Series F
       -----------------------------------
Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

9.     Severability of Provisions.  If any right, preference or limitation of
       --------------------------
the Series F Preferred set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation.

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IN  WITNESS  WHEREOF,  WorldWater  &  Solar  Technologies  Corp. has caused this certificate to be executed by an authorized officer this 12th day of February, 2008.


WorldWater & Solar Technologies Corp.


By:          /s/ Quentin T. Kelly
             --------------------
     Name:   Quentin T. Kelly
             -------------------
     Title:  Chief Executive Officer
             ----------------------------


Attest:

     By:     /s/ Marie Dursin
             ----------------------
     Name:     Marie Dursin
             ----------------------
     Title:    Secretary
             ----------------------